Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS’ COO NEAL BUTLER APPOINTED TO BOARD OF DIRECTORS

HOUSTON, TX — February 26, 2007— KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that J. Neal Butler has been appointed to the Board of Directors, bringing the number of directors to seven.

Neal Butler joined KMG Chemicals in March 2004 as Chief Operating Officer and was promoted to President in February 2005.  He will retain these positions in addition to serving on the Board.

“Neal has done an outstanding job managing our day-to-day operations and increasing the Company’s efficiency and profitability,” said CEO Dave Hatcher.  “The results of his leadership are reflected in the solid earnings growth KMG has delivered over the past several years, and we are pleased to now welcome Neal to the Board.  We look forward to Neal’s counsel at the Board level as we continue to pursue the exciting opportunities that lie ahead for KMG.  We are confident that Neal’s proven talents will continue to be important assets for KMG.”

Before joining KMG, Mr. Butler was President and CEO of Naturize BioSciences, which specialized in biological treatments for the turf, crop and plant care markets.  Earlier, he held various senior management positions with Zeneca Agrochemicals and ISK Biosciences.  He began his career with Diamond Shamrock and later Fermenta ASC.  Mr. Butler has a BS in Biology from Auburn University.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak
Chief Financial Officer
KMG Chemicals, Inc.
713-600-3814
jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:
The Equity Group Inc.
Loren G. Mortman
212-836-9604
LMortman@equityny.com
www.theequitygroup.com

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